UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

_________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section  1- Registrant’s Business and Operations

Item 1.02. – Termination of a Material Definitive Agreement

Reference is made to Exhibit 10.1 of the Current Report on Form 8-K that was filed by Helix Wind, Corp. (the “Company”) with the Securities and Exchange Commission on September 3, 2009 for a complete description of the terms and conditions of the Purchase Agreement entered into by the Company to purchase all of the issued and outstanding shares of Venco Power GmbH, a German company, from its shareholders. In accordance with the correspondence between the parties, on February 16, 2010 the parties confirmed that the transaction contemplated by the Purchase Agreement would not occur and that the Agreement is terminated .

Section 2 - Financial Information

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 16, 2010, the Company received a notice from St. George Investments, LLC, a Illinois limited liability company (“St. George”) notifying the Company that an event of default had occurred under the convertible secured promissory note, dated January 27, 2010, in the principal amount of $780,000 made by the Company in favor of St. George (the “Note”).

As a result of the decrease in the market value of the Company’s common stock,  4,800,000 shares pledged to St. George by Mr. Ian Gardner, the Company’s Chief Executive Officer and a significant shareholder, have been surrendered to St. George and a trigger event under the Note also occurred, which results in an 125% increase in the outstanding amount under the Note and an increase in the interest rate under the Note to 18%.

Reference is made to Exhibits 10.2 and 10.4 of the Company’s Current Report on Form 8-K that was filed with the SEC on February 8, 2010 for a complete description of the terms and conditions of the Note and the Stock Pledge Agreement, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Ian Gardner
Name: Ian Gardner
Title: Chief Executive Officer

Date:  February 18, 2010